UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2009

Forticell Bioscience, Inc.
(Exact Name of Registrant as Specified in its Charter)

DE	0-27368	11-3068704
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3960 Broadway New York, NY	10032
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (646) 218-1885

(Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On November 21, 2008,  we filed a voluntary petition for relief under Chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) (Case No. 08-14665 (MG)). We reported such bankruptcy filing in our 8-K report filed on November 21, 2008. We remain in possession of our assets, and continue to operate as a “debtor-in-possession” pursuant to Chapter 11 of the Bankruptcy Code.

We have been working for some time with Mr. A.M. Saad, an Israeli resident. Mr. Saad, acting through his company, HLA, Inc., has been organizing an investor group to fund our continued operation. The investor group wishes to seek control of Forticell. As an interim measure, Mr. Saad is seeking investors to hopefully provide funding to address our most urgent needs. This includes our need to respond to the FDA’s April 23, 2008 non-approval of our Pre-Market Approval Application for the use of cryopreserved ORCEL to treat venous leg ulcers by the recently extended response deadline of June 2, 2009, and the maintenance of our intellectual property until the full amount of funds is available which will enable us to continue with our various scientific activities. Mr. Saad arranged for one investor to deposit $177,000 in escrow with our former general counsel Feder, Kaszovitz to be used as a secured loan to satisfy our immediate cash needs. We are now proceeding to file an application with the Bankruptcy Court to permit us to borrow such $177,000 and to provide as security for the repayment of such loan certain of our patents we acquired in the 2006 transaction in which we acquired Hapto Biotech, Inc., and certain of our equipment and furniture.

As we reported in an 8K we filed March 27, 2009, on or about March 31, 2009, we were scheduled to be evicted by our landlord, the Trustees of Columbia University. We reported on the eviction proceeding by our landlord in our 10-Q for the quarter ended September 30, 2008. On April 24, 2009, our landlord agreed to stay the warrant of eviction until May 7, 2009 to permit our attorneys until May 6, 2009 to file our application with the Bankruptcy Court to approve the $177,000 secured loan. If our application to borrow such $177,000, and to provide security for such loan described above, is approved, we will use $106,000 to pay rent for office and laboratory space for the four months ending July 31, 2009, and the landlords’ warrant of eviction will be postponed until August 3, 2009. We hope that before then, Mr. Saad will have raised additional funds which will enable us to reach a longer term understanding with the landlord. We will use a major portion of the remaining $71,000 of the $177,000 loan to pay an outside vendor who prepares statistical analyses of the results of our clinical trials and otherwise assists us in responding to the FDA letter of non-approval.

We will require significant additional financing, which Mr. Saad is seeking to secure for us, to continue our operations. We can give no assurance that we can secure such additional financing or that we can secure Bankruptcy Court approval for the $177,000 interim secured loan.

Cautionary Statements Regarding Forward-Looking Statements

This report (including the exhibit hereto), contains predictions, projections and other statements about the future that are intended to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, but are not limited to, those described in this report (including the exhibit hereto), our 2007 Annual Report on Form 10-KSB, and its Quarterly Reports on Form 10-Q, as well as the following: the effects of the our chapter 11 filing on us and the interests of its various creditors, equity holders and other constituents; Bankruptcy Court rulings in the chapter 11 case and the outcome of the proceeding in general; the length of time the Company will operate under the chapter 11 proceeding; the risks that the conditions and deadlines for confirmation of the chapter 11 plan of reorganization will be satisfied; increased legal costs related to the chapter 11 case and other litigation; our ability to maintain contracts that are critical to its operations, to obtain and maintain normal terms with suppliers and service providers and to retain key executives; our ability to manage costs, maintain adequate liquidity, maintain compliance with debt covenants and continue as a going concern; the risk that the chapter 11 case could be converted into a chapter 7 liquidation; and the risks related to trading in our common stock, and which we may expect to be canceled upon emergence from chapter 11. These forward-looking statements speak only as of the date of this report, and we disclaim any obligation or undertaking to update such statements. In assessing forward-looking statements contained in this report, readers are urged to read carefully all such cautionary statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Forticell Bioscience, Inc. (Registrant)

Date: April 27, 2009	By:	/s/ Alan W. Schoenbart
Chief Executive Officer